Exhibit 10.29

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”) is made as of August 8, 2012 between WILD FLAVORS, INC., a Delaware corporation (“Seller”), and Sunwin Stevia International, Inc., a Nevada corporation (“Purchaser”).  Seller and Purchaser as hereinafter collectively referred to as the “Parties”. Sunwin USA, LLC, a Delaware limited liability company (“Sunwin USA”) joins in this Agreement solely for purposes of and with regard to Section 7 hereof.

W I T N E S S E T H:

WHEREAS, Seller and Purchaser are the sole members of Sunwin USA; and

WHEREAS, Seller owns 4,500 Units of Sunwin USA (the “Sunwin USA Units”); and

WHEREAS, Purchaser desires to purchase the Sunwin USA Units from Seller, and Seller desires to sell the Sunwin USA Units to Purchaser, both on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Incorporation by reference.  The above recitals are herein incorporated by reference.

2. Consideration/Purchase Price.  On the Closing Date, as hereinafter defined, Purchaser shall deliver to Seller: 7,666,666 shares of Purchaser’s common stock, par value per share of $0.001 (the “Sunwin Shares”), and $92,541.00 in readily available funds (collectively with the Sunwin Shares, the “Purchase Price”).  In addition, Seller shall assume and undertake to perform, pay, satisfy or discharge in accordance with their terms, those obligations and liabilities of Sunwin USA set forth on Exhibit A to this Agreement (collectively, the “Sunwin USA Debts”).

3. Obligations of Seller.  On the Closing Date, Seller shall: (i) deliver to Purchaser or its designees, the Sunwin USA Units free and clear of all liens, mortgages, pledges, options, claims, security interests, conditional sales contracts, title defects, encumbrances, charges and other restrictions of every kind (any of which would constitute a “Lien”); and (ii) assume and undertake to perform, pay, satisfy or discharge, in accordance with their terms, the Sunwin USA Debts.

4. Obligations of Purchaser.  Upon the date hereof, Purchaser shall deliver to Seller the Purchase Price in addition to its other obligations provided for in Section 7 of this Agreement.

5. Closing and Condition to Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before August 20, 2012 (the “Closing Date”).

6. Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Purchaser on the date hereof and as of the Closing Date:

(a)  Seller owns the Sunwin USA Units free and clear of all Liens.

(b)  Seller has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed by Seller hereunder.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(c) Seller hereby represents and warrants to Purchaser that (i) the Sunwin Shares which are being received by Seller are being acquired from Purchaser are for Seller’s own account and for investment and not with a view to the public resale or distribution thereof; (ii) Seller will not sell, transfer or otherwise dispose of the Sunwin Shares except in compliance with the Securities Act of 1933, as amended (the "Act"); and (iii) Seller is aware that the Sunwin Shares are "restricted securities" as that term is defined in Rule 144 of the General Rules and Regulations under the Act.

(d) Seller acknowledges that it has been furnished with, among other things, Purchaser's financial statements included in reports filed by Purchaser with the Securities and Exchange Commission.

(e) Seller further acknowledges that it has had an opportunity to ask questions of and receive answers from duly designated representatives of Purchaser concerning the terms and conditions pursuant to which the Sunwin Shares are being offered.  Seller acknowledges that it has been afforded an opportunity to examine such documents and other information which it has requested for the purpose of verifying the information set forth in the documents referred to above.

(f) Seller further acknowledges that it is fully aware of the applicable limitations on the resale of the Sunwin Shares.  These restrictions for the most part are set forth in Rule 144.  Rule 144 permits sales of "restricted securities" upon compliance with the requirements of such Rule.  If the Rule is available to Seller, Seller may make only routine sales of Sunwin Shares, in limited amounts, in accordance with the terms and conditions of that Rule.

(g) By reason of Seller's knowledge and experience in financial and business matters in general, and investments in particular, Seller is capable of evaluating the merits and risks of an investment in the Sunwin Shares.  Seller is capable of bearing the economic risks of an investment in the Sunwin Shares and fully understands the speculative nature of the Sunwin Shares and the possibility of such loss.

(h) Seller's present financial condition is such that it is under no present or contemplated future need to dispose of any portion of the Sunwin Shares to satisfy any existing or contemplated undertaking, need or indebtedness.

(i) Any and all certificates representing the Sunwin Shares, and any and all Sunwin Shares issued in replacement thereof or in exchange therefor, shall bear the following or comparable legend, which Seller has read and understands:

The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act").  The securities have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for these shares under the Act unless in the opinion of counsel satisfactory to the issuer, registration is not required under the Act.

(j) Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated in this Agreement.

(k)  Seller represents and warrants to Purchaser that: (i) to Seller’s actual knowledge, the Sunwin USA Debts set forth on the attached Exhibit A are all of the obligations and liabilities owed by Sunwin USA as of the date hereof, and (ii) except as set forth on the attached Schedule 6(k), to Seller’s actual knowledge, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings pending or threatened against Sunwin USA or any of its employees acting on its behalf.

7. Sunwin USA. Except as expressly set forth in this Agreement, the Parties and Sunwin USA agree and acknowledge that:

(a) From and after the Closing, Seller will no longer be the Manager of Sunwin USA, as that term is defined in the Sunwin USA operating agreement dated May 11, 2009 (the “Operating Agreement”), and Seller will cease to have any duties or obligations as Manager of Sunwin USA.

(b) From and after the Closing, Seller will no longer be a Member of Sunwin USA, as that term is defined in the Operating Agreement, and will cease to have any duties or obligations as a Member of Sunwin USA.

(c) The Parties and Sunwin USA waive any restrictions or limitations set forth in the Operating Agreement with regard to the transfer by Seller of the Sunwin USA Units, including any requirement that Seller provide Sunwin USA with an opinion of counsel regarding an exemption from registration under the Securities Act of 1933.  Further, where any consent is necessary or required under the Operating Agreement, the Parties and Sunwin USA hereby provide that consent as it relates to this Agreement or to any transactions contemplated by this Agreement.

(d) From and after the Closing, Purchaser and Sunwin USA, jointly and severally, will indemnify, defend and hold harmless Seller from, against and for any and all liabilities, losses, damages, demands, claims, suits, costs, obligations and expenses, including, without limitation, reasonable attorneys’ fees and associated expenses, and any and all amounts paid in settlement of any claim or litigation (whether or not involving a third-party claim), incurred or suffered by any of its directors, officers, employees, shareholders or affiliates, directly or indirectly, as a result of or arising out of any action taken by Seller in its capacity as Manager or a as Member of Sunwin USA and any actions taken by either of Sunwin USA or Purchaser on or after the Closing Date, including, without limitation, any actions taken in connection with the dissolution and winding up of Sunwin USA.  Purchaser and Sunwin USA’s obligations under this section shall exclude the breach of any covenant, representation or warranty of Seller under this Agreement.

(e) The taxable year of Sunwin USA will be closed effective as of the Closing Date with respect to the Sunwin USA Units and Seller will receive a K-1 for the period through the Closing Date. Seller will not be allocated any taxable income or tax losses for the period after the Closing Date.

(f) Neither Sunwin USA nor Purchaser owes any compensation to Seller in connection with Seller’s acting as Manager of Sunwin USA.

(g) Purchaser and Sunwin USA acknowledge that, effective as of the Closing Date, (i) Sunwin USA is not owed any additional capital contributions or compensation from Seller, and (ii) there are no outstanding loans from Sunwin USA to Seller.  Seller acknowledges that it has no further rights under the Operating Agreement, except for any rights set forth in the Operating Agreement that expressly survive Seller’s ceasing to be Manager or a Member of Sunwin USA.

(h) Seller acknowledges and agrees that, effective as of the Closing Date, Seller will not be entitled to (i) any additional distributions of cash from Sunwin USA with respect to the period during which Seller was a member of Sunwin USA, (ii) any return of capital other than pursuant to the delivery of the Sunwin Shares, or (iii) any compensation or other payments from either Purchaser or Sunwin USA.   Seller further represents that there are no loans outstanding from Seller to Sunwin USA.

(j)  In consideration of the Sunwin USA Units and other good and valuable consideration, Purchaser and Sunwin USA agree never to sue or file any legal claim against Seller or its successors, employees, officers, directors, shareholders, representatives, assigns or agents with respect to any claims arising out of or related to Seller's ownership of the Sunwin USA Units or its position as Manager of Sunwin USA so long as Seller does not breach any term, condition, warranty or representation of Seller under this Agreement.  Further, Seller agrees never to sue or file any legal claim against Purchaser, or its successors, employees, officers, directors, shareholders, representatives, assigns or agents with respect to any claims arising out of or related to Purchaser’s ownership of the Sunwin USA Units so long as Purchaser does not breach any term, condition, warrant or representation of Purchaser under this Agreement.

(k)  The finished product formulas (the “Only Sweet Formulas”) listed on the attached Exhibit B were developed for use in food and beverage products using stevia and such formulas are and remain the sole property of Sunwin USA.  Neither the individual ingredients, nor the formulas for such ingredients, that constitute the Only Sweet Formulas are the property of Sunwin USA.

(l)  Seller hereby grants, transfers and assigns to Purchaser all of Seller’s rights, title and interest, if any, in the trade name Only Sweet, including any trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, trade dress, trade names (whether or not registered or by whatever name or designation), owned, applied for, or registered in the name of, the Seller (the “Only Sweet Name Rights”). Seller also agrees to sign all documents, and do all things necessary to further assign its rights to the Only Sweet Name Rights.

(l)  Each of the Parties has satisfactorily fulfilled its obligations under the Securities Purchase Agreement by and between them dated as of February 5, 2009, and each Party has received the full benefit of the bargain contemplated thereby.

           8. Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller on the date hereof and as of the Closing Date:

(a) That it has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by them hereunder.  No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed by it hereunder.

(b) This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(c) When received by Seller, the Sunwin Shares will constitute validly issued, fully paid, and nonassessable shares of Purchaser.

(d) Purchaser hereby represents and warrants to Seller that (i) the Sunwin USA Units which are being received by Purchaser are being acquired from Seller for Purchaser’s own account and for investment and not with a view to the public resale or distribution thereof; (ii) Purchaser will not sell, transfer or otherwise dispose of the Sunwin USA Units except in compliance with the Securities Act of 1933, as amended (the "Act"); and (iii) Purchaser is aware that the Sunwin USA Units are "restricted securities" as that term is defined in Rule 144 of the General Rules and Regulations under the Act.

(e) Purchaser further acknowledges that it has had an opportunity to ask questions of and receive answers from duly designated representatives of Seller concerning the terms and conditions pursuant to which the Sunwin USA Units are being offered.  Purchaser acknowledges that it has been afforded an opportunity to examine such documents and other information which it has requested for the purpose of verifying the information set forth in the documents referred to above.

(f) Purchaser further acknowledges that it is purchasing the Sunwin USA Units “as-is.”

(g) By reason of Purchaser's knowledge and experience in financial and business matters in general, and investments in particular, Purchaser is capable of evaluating the merits and risks of an investment in the Sunwin Shares.  Purchaser is capable of bearing the economic risks of an investment in the Sunwin Shares and fully understands the speculative nature of the Sunwin Shares and the possibility of such loss.

(h) Purchaser's present financial condition is such that it is under no present or contemplated future need to dispose of any portion of the Sunwin Shares to satisfy any existing or contemplated undertaking, need or indebtedness.

(i) Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated in this Agreement.

 9. Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if physically delivered; delivered by overnight delivery, confirmed telecopy, telegram or courier; or three days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, addressed to the recipient at the addresses listed below.  Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address will be effective only upon receipt.

10. Manufacture of the Only Sweet Formulas.

(a)  Seller agrees that in the event that Purchaser wishes to manufacture products utilizing the Only Sweet Formulas, and such Only Sweet Formulas require ingredients that are proprietary to Seller, Seller will sell those ingredients to Purchaser at prices no less favorable than those for which the proprietary ingredients are sold to any third party customer of Seller, provided that the Purchaser will buy the proprietary ingredients in volumes the same as or greater than the third party customer.

(b)  For a period of one year after the Closing Date, Seller agrees to provide Purchaser, at Seller’s expense, with reasonable remote technical assistance to familiarize Purchaser with manufacturing processes required for the production of products utilizing the Only Sweet Formulas.  If Purchaser requires on-site technical assistance in China, Seller agrees to provide Purchaser with such reasonable on-site technical assistance and Purchaser agrees to pay for all travel and living expenses of Seller’s technical staff required for such assistance.

11. Miscellaneous.

(a)      Assurances.  All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

(b)      Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof, including Seller’s Exchange Option to exchange the Sunwin USA Units for shares of Purchaser’s common stock as provided for in the Securities Purchase Agreement entered into between the Parties as of February 4, 2009.

(c)      Amendment.  This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

(d)      Choice of Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida.

(e)      Effect of Waiver.  The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.  The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

(f)  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(g)      Enforcement.  Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.  Venue for any such action, in addition to any other venue permitted by statute, will be in Broward County, Florida.

(h)      Binding Nature.  This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties to this Agreement.

(i)      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(j)      Construction.  This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

WILD Flavors, Inc.

By: /s/ Vincent F. Macciocchi
Name: Vincent F. Macciocchi
Title: COO

Address for Notices:

WILD Flavors, Inc.
1261 Pacific Avenue
Erlanger, Kentucky 41018
Telecopy No.: 859-342-3735
Attention: __________

Sunwin Stevia International, Inc.,

By: /s/ Dongdong Lin
Name: Dongdong Lin
Title: _____________________________

Address for Notices:

Sunwin Stevia International, Inc.
431 Fairway Drive, Suite 251
Deerfield Beach, FL 33441

Solely for purposes of Section 7 hereof, the undersigned has caused this Agreement to be executed as of the date first-above written.

SUNWIN USA, LLC
By: WILD Flavors, Inc.
Its: Manager

By: /s/ Vincent F. Macciocchi
Name: Vincent F. Macciocchi
Title: COO, Wild Flavors, Inc.

Address for Notices:

WILD Flavors, Inc.
1261 Pacific Avenue
Erlanger, Kentucky 41018
Telecopy No.: 859-342-3735
Attention:  Chief Operating Officer

Exhibit A

Sunwin USA Debt

Creditor	Description	Amount
WILD Flavors, Inc	Trade Accounts Receivable	$471,386
WILD Flavors, Inc	Loan dated February 28, 2011 plus interest	$88,116
WILD Flavors, Inc	Loan dated January 31, 2012	$100,000
WILD Flavors, Inc.	Loan dated April 27, 2012	$100
Subtotal		$659,602

Jeff Reynolds	Health Care Expense ($1,028 x 5 months) - to April 2012	$4,112
Jeff Reynolds	Monthly expense (phone, etc @ $240/mo x 5)	$1,753
Kroger Co.	Chargeback deductions	$9,945	(a)
Sterling Commerce	Bank Fees	$360
Bob Kingsley	Broker Commissions for Kroger and HEB sales	$17,851	(b)

Subtotal		$34,021

	Total Sunwin USA Debt	$693,623

(a) Amount reflects current estimate of amounts owed and does not include future chargebacks, if any, by Kroger for transactions or matters that occurred prior to the Closing Date.  Seller shall be responsible for such future amounts, if any.

(b) Amount reflects current estimate of amounts owed and does not include future commissions or charges, if any, by Bob Kingsley for transactions or matters that occurred prior to the Closing Date. Seller shall be responsible for such future amounts, if any.

Exhibit B

[OMITTED]

Schedule 6(k)

1.
Seller is aware of an April 11, 2012 email communication delivered by Mr. Jeff Reynolds, former President of Sunwin USA, to Mr. Dongdong Lin in which Mr. Reynolds threatens litigation against Sunwin USA, claiming that he is owed outstanding compensation and benefits for prior service to Sunwin USA.

2.
Seller is in receipt of a letter dated April 20, 2012, from Mr. Reynolds’ counsel, in which Mr. Reynolds threatens litigation against Sunwin USA, Sunwin Stevia International and WILD Flavors, Inc., claiming that he is owed outstanding compensation and benefits for prior service to Sunwin USA.